                             STERLING SUGARS, INC.
                                 P. O. BOX 572
                           Franklin, Louisiana 70538



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The annual Meeting of Stockholders of Sterling Sugars, Inc. will be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana on Thursday, May 18, 1995 at 10:00 a.m. for the following purposes:

     1. Election of directors to serve for one year or until their successors are elected and qualified.

     2. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 13, 1995 has been fixed as the record date in determining stockholders entitled to notice of and to vote at the meeting.



                                    By order of the Board of Directors

                                    /s/ Carl W. Bauer


                                    Carl W. Bauer
                                    Secretary






Franklin, Louisiana
April 27, 1995

                             YOUR VOTE IS IMPORTANT

     Whether or not you expect to attend the meeting, please mark, date, sign, and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. You may, of course, later revoke your proxy and vote in person.


















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                              STERLING SUGARS, INC.
                                  P. O. BOX 572
                            Franklin, Louisiana 70538


                                 PROXY STATEMENT


     The enclosed proxy is solicited by the Board of Directors of Sterling Sugars, Inc. ("the Company") for use at the Annual Meeting of Stockholders to be held on May 18, 1995 and at any adjournments thereof. If properly and timely completed and returned, the proxy will be voted in the manner you specify thereon. If no manner is specified, the proxy will be voted for election of the nominees for director hereinafter named.

     The proxy may be revoked at any time before it is voted and you may vote in person if you attend the meeting.

     The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone and personal contacts.

     It is expected that this proxy statement and related materials will first be mailed to stockholders on or about April 27, 1995.


                            STOCKHOLDERS' PROPOSALS

     In order for proposals by stockholders to be considered for inclusion in the proxy statement relating to the 1996 Annual Meeting of Stockholders, such proposals must be received at the Company's principal executive office no later than December 31, 1995.


                                VOTING SECURITIES

     Only stockholders of record as of the close of business on April 13, 1995 are entitled to vote at the meeting. At that time, 2,450,000 shares (exclusive of 50,000 shares of treasury stock) of the Company's Common Stock (being the Company's only class of authorized stock) were outstanding. Each share is entitled to one vote.

     The following table provides information as of January 31, 1995 concerning each stockholder known by the Company to be the beneficial owner (as determined by Rule 13d-3 of the Securities and Exchange Commission) of more than five percent (5%) of its outstanding stock:

Name and address of                    Shares                Percent
Beneficial Owner                Beneficially Owned(1)        of Class
- - -----------------------------------------------------------------------------
M. A. Patout & Son, Ltd.              742,428(2)                29.70%
3512 J. Patout Burns Rd.
Jeanerette, La.  70544

Peter V. Guarisco                     510,131(3)                20.82%
P. O. Box 2588
Morgan City, La. 70380

Shadyside Co., Ltd.                   243,668(4)                 9.95%
P. O. Box 464
Franklin, La. 70538

Capital Management Consultants, Inc.  203,031(3)                 8.29%
P. O. Box 2588
Morgan City, La. 70380

Hellinic, Inc.                        143,100(3)                 8.90%
P. O. Box 2588
Morgan City, La. 70380

Mrs. Peter V. Guarisco                133,500                    5.45%
P. O. Box 2588
Morgan City, La. 70380

- - -----------------------------------------------------------------------------

(1) Based on information furnished by beneficial owners. Includes direct and indirect ownership and, unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.

(2) The reported beneficial holdings include 50,000 shares of treasury stock
M. A. Patout & Son, Ltd. has the option to purchase under a technical service agreement. See "Certain Transactions" below.

(3) Includes 143,100 shares owned by Hellenic, Inc. and 203,031 shares owned of record by Capital Management Consultants, Inc. Mr. Guarisco shares voting and investment powers with respect to such shares. Mr. Guarisco disclaims beneficial ownership of these shares.

(4) Includes 243,668 shares owned of record by Shadyside Co., Ltd. Mr. Browne shares voting and investment power with respect to such shares.

(5) The percent of class ownership for owners other than M. A. Patout & Son, Ltd. are based on 2,450,000 shares of common stock outstanding January 31, 1995.

                             ELECTION OF DIRECTORS

     In accordance with the Company's By-laws, nine directors are to be elected at the Annual Meeting to serve a term of one year from May 18, 1995 or until their successors are elected and qualified. The election of a director shall be determined by a majority of votes actually cast, and the abstention or failure of any stockholder to vote will not affect this determination. Each shareholder is entitled to one vote per share. Unless you specify otherwise, proxy holders will vote for election of the management nominees named below. Should any of the nominees become unavailable for election, which is not anticipated, proxy holders may, in their discretion, vote for other nominees recommended by the Board.

     The following table lists the nominees for election as director, all of whom currently serve as directors and shows, as of January 31, 1995, the beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company's outstanding stock by each director and by all directors and excecutive officers as a group.
______________________________________________________________________________
                              First Elected  Shares Beneficially   Percent of
Name                   Age      Director           Owned(1)           Class
______________________________________________________________________________
Carl W. Bauer          61         1967               0                  *
John R. Browne         80         1979            246,668(2)          10.07%
J. Patout Burns, Jr.   55         1994            743,928(3)          29.70%
M. J. Foster, Jr. (4)  64         1990             39,448              1.61%
Peter V. Guarisco      67         1986            510,131(5)          20.82%
Victor Guarisco, II(6) 31         1992             18,990               *
Charles E. Nelson      52         1989                500               *
Rivers Patout          29         1994                100               *
J. Adalberto Roig, Jr. 64         1972             67,040(7)           2.74%
All directors and named
executive officers as a group(8)                1,628,015             65.12%
___________________________________________________________________________
* Less than 1%

(1) Based on information furnished by nominees. Includes direct and indirect ownership and unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.
(2) Includes shared voting and investment power with respect to 243,668 shares owned by Shadyside Co., Ltd.
(3) Includes shared voting and investment power with respect to 692,428 shares owned by M. A. Patout & Son, Ltd. and 50,000 shares treasury stock of which purchase is available under a technical service agreement. See "Certain Transactions" below.
(4) Mr. Foster is Chief Executive Officer of the Company.
(5) Mr. Guarisco's reported holdings reflect shared voting and investment power with respect to 143,100 shares owned by Hellinic, Inc. and 203,031 shares owned by Capital Management Consultants, Inc. Mr. Guarisco disclaims beneficial ownership of such shares.
(6) Peter V. Guarisco is the father of Victor Guarisco, II.
(7) Mr. Roig, Jr. has shared voting and investment power with respect to 4,397 shares owned by members of his family. Mr. Roig, Jr. disclaims beneficial ownership of such shares.
(8) See "Information Concerning Management-Executive Officers".

Business Experience of Directors:

     The following paragraphs describe all Company offices held by nominees and their principal occupations for the last five years.

     Carl W. Bauer, Vice President Property Development and Secretary of the Company, is an independent businessman and investor, and also Coordinator, Government Relations, University of Southwestern Louisiana, Lafayette, La.
     John R. Browne, Chairman of the Board of the Company, is a private investor, and also the Managing General Partner of Glencoe-Vacherie Plantation, Ltd., a limited partnership registered in Oklahoma, which owns land in St.
Mary Parish, Louisiana and Oklahoma City, Oklahoma.
     Dr. James Patout Burns, Jr. is Thomas and Alberta Professor of Christian Thought and Chair of the Program in Religious Studies at Washington University, St. Louis, Missouri.
     Murhpy J. "Mike" Foster, Jr. is President and Chief Executive Officer of the Company and owner and President of Bayou Sale' Contractors, Inc., Franklin, Louisiana.
     Peter V. Guarisco is Chairman of Board and President of Hellenic, Inc., a privately owned company having diverse business interests, Morgan City, La.
     Victor Guarisco, II is President of Cottonwood, Inc., a privately owned real estate management and development company, Morgan City, Louisiana.
     Charles E. Nelson is Chairman of the Board, President and Chief Executive Officer of Liberty Bank and Trust Company of Oklahoma City and Chairman of the Board and Chief Executive Officer of Liberty Bancorp, Inc. (formerly Banks of Mid America), Oklahoma City, Oklahoma.
     Rivers Patout is Subsidiary Manager of M. A. Patout & Son, Ltd., Jeanerette, La.
     J. Adalberto Roig, Jr. is President of Roig Commercial Bank and Vice Chairman of Antonio Roig Sucesores, Inc., Humacao, Puerto Rico.

                    INFORMATION CONCERNING MANAGEMENT

Executive Officers:

     The President and Chief Executive Officer of the Company, Murphy J. "Mike" Foster, Jr. is a director of the Company and serves as Chief Executive Officer without compensation. The responsibilities of the Senior Vice President and General Manager, Craig Caillier, are similar to those of a Chief Executive Officer. No executive officer of the Company receives compensation in excess of $100,000 per year.

     The table below sets forth the beneficial ownership of the named executive officers.

           Name           Age   Shares Beneficially Owned Percent of Shares
Murphy J. Foster, Jr.      64            39,448                   1.61%
 President and Chief
 Executive Officer
Craig P. Caillier          33             1,210                    .05%
 Senior Vice President and
 General Manager

Business Experience of Executive Officers:

     Murphy J. "Mike" Foster, Jr. has been owner and President of Bayou Sale' Contractors for the past five years and has been a director of the Company since 1990.

     Craig P. Caillier, for five years prior to his association with the Company, was Assistant General Manager and Secretary/Treasurer of M. A. Patout & Son, Ltd., Jeanerette, La.

Executive Compensation:

     Mr. Foster, the Company's President and Chief Executive Officer, receives no compensation for his services to the Company other than his compensation as a director.  See "Directors' Compensation".  Mr. Caillier, the Company's
Senior Vice President and General Manager, became an executive officer of the Company in fiscal year 1994. The folowing table sets forth information concerning Mr. Caillier's compensation during the Company's last two fiscal years.
         Name and                                            All Other
     Principal Position          Year          Salary      Compensation
- - -----------------------------------------------------------------------------
Craig P. Caillier, Senior Vice   1995          $65,000      $   135 (1)
 President and General Manager   1994            5,417(2)       -0-
- - -----------------------------------------------------------------------------
(1) Company contributions to 401(k) savings plan.
(2) Consists of one month (January, 1994)

     As amended in 1986, the Company's Retirement Plan provides benefits at retirement to full-time salaried and hourly factory employees and to full-time agricultural employees (other than those hired at age 60 or older) who are at least 21 years of age and have at least one year of service. Contributions to the plan, which are funded entirely by the Company, are computed on an actuarial basis. The plan classifies employees as agricultural and factory employees. Benefits for factory employees (a classification that includes the Company's executive officers) are determined by multiplying the employee's years of service by the sum of (i) .60 percent times Final Average Earnings up to Covered Compensation and (ii) 1.20 percent times Final Average Earnings in excess of Covered Compensation. The term "Covered Compensation" means the average annual earnings used to calculate a participant's social security benefit. This average covers his entire employment history (including employment prior to employment at Sterling Sugars, if any), and assumes continued employment to age 65. It also assumes that, during each year of employment, the participant always earned the maximum amount subject to social security withholding (the Taxable Wage Base). Each year, the plan's actuaries provide a table that determines the Covered Compensation level for participants reaching age 65 in each of the succeeding years. The Covered Compensation level increases over time (generally every year) as the Taxable Wage Base itself increases. As a result, Covered Compensation is relatively low for participants nearing average retirement age of 65 and increases for younger participants. The actual final determination of a participant's Covered Compensation amount is therefore made at the time of termination of employment or retirement.

     Mr. Caillier, who is 33 years old, has approximately one year of credited service. Set out below is a table that shows the estimated annual pension benefits for employees retiring at age 65 with varying years of credited service and final earnings.

                              PENSION TABLE

                          -----------Years of Service------------
          Final Earnings     10        15        20        25
         --------------------------------------------------------
          $ 50,000        $ 4,632    $ 6,948   $ 9,264   $ 11,580
            75,000          7,632     11,448    15,264     19,080
           100,000         11,632     15,948    21,264     26,580

     Effective February 1, 1992, the Company established the Sterling Sugars, Inc. Employee Savings Plan and Trust for the benefit of all eligible full-time salaried and hourly employees and full-time salaried agricultural employees who are at least 21 years old and have completed at least one year of service with the Company. The plan is referred to as a 401(K) retirement plan, a form of a defined contribution plan. Through elective deferrals, employees may contribute from one to six percent of their annual gross compensation into the plan. The Company is obligated to match contributions to the extent of fifty percent of the first six percent of an employees elective deferrals. Any additional Company contributions are discretionary. The Plan was amended effective February 1, 1994 to change eligibility requirements and investment election dates and to credit service for a related employer. Newly hired employees are now eligible to participate on the first day of the calendar month following completion of age and service require-ments. Investment changes will be made effective April 1 instead of February 1 and October 1 instead of August 1 of each year. Credited service was also amended to include service with M. A. Patout & Son, Ltd., a related employer.

Directors' Compensation:

     Directors receive an annual retainer of $5,000 and an attendance fee of $500 per meeting plus reimbursement for travel and related expenses incurred in attending board and committee meetings.

Compensation Committee Iterlocks and Insider Participation:

    Mr. Foster, the Company's Chief Executive Officer and a director, participated in deliberations of the Board of Directors concerning the compensation of executive officers during the last fiscal year. Mr. Foster receives no compensation from the Company for his services as an executive officer.

Compensation Policies of the Board of Directors:

     The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. Mr. Caillier's compensation is based on his performance and the overall profit-ability of the Company, as well as the Board's forecasted future performance as determined in the best judgement of the Board. Mr. Caillier's compensation is not directly tied to one specific factor such as an increase in the price of the Company's stock, return on equity or net profit and there is no specific formulas used in the calculation of compensation.

Stock Performance Graph:

     The following graph presents the cumulative total return on the Company's common stock for the five year period ended January 31, 1995 compared to the cumulative total return assuming reinvestment of dividends for all stocks quoted on the NASDAQ Market Value Index. Because there is no published industry or line of business index comparable to Sterling, a peer group was selected based on similar publicly traded companies with market capitalization of $9.5 million to $9.6 million as of January 31, 1995. This peer group consists of the following eight companies: Bank of South Carolina, Del-Var Financial Corp., Kahler Corp., Marlton Technologies, Inc., Martin Lawrence
LTD Edit, National Technical Systems, Parallel Petroleum and Plexus Corp.


                   COMPARISION OF FIVE YEAR TOTAL RETURN
                    of Sterling, NASDAQ and Peer Group

            Year       Sterling       NASDAQ       Peer Group
          ------------------------------------------------------
            1990       $ 100          $ 100          $ 100
            1991          82             90             40
            1992          82            111             64
            1993          80            111             76
            1994          91            139             94
            1995         102            132             75

Certain Transactions:

     Shadyside Co., Ltd. ("Shadyside"), which owns 9.95% of the Company's stock, leases all of its cultivable lands (approximately 1,445 acres) to the Company. Rentals for the fiscal year ended January 31, 1995 are estimated at $118,400. Mr. John R. Browne, a director of the Company, is a director of Shadyside. The stock ownership of Shadyside is held primarily by Mr. Browne, by Mr. Foster, Chief Executive Officer and a director of the Company, and by members of their respective families.

    The Company also leases approximately 1,435 acres for agricultural purposes from The Maryland Company. Rentals under these leases for the fiscal year ended January 31, 1995 are estimated at $96,448. Mr. Foster is the managing partner of The Maryland Company, which is owned by Mr. Foster and members of his family.

     In the opinion of management, the leases entered into with Shadyside, and with The Maryland Company were made on terms no less favorable to the Company than would have been obtainable from other sources. The lands covered by these leases are subleased to independent unaffiliated growers under terms and conditions that are virtually the same as those contained in the Company's leases. Arrangements have been made for the Company to process the sugarcane grown on the subleased premises.

    The Company entered into a technical service contract with M. A. Patout & Son, Ltd. ("Patout"), the owner of 29.70% of the Company's common stock.

The contract provides that Patout will provide technical and engineering services to the Company in return for a fee equal to ten percent of the Company's net income before income taxes from the manufacture, production and sale of raw sugar and molasses each year, provided that net income from the foregoing exceeds $500,000. The agreement expires on January 31, 1999. The agreement also provides Patout an option to acquire 50,000 shares of treasury stock owned by the Company on or before December 31, 1998, at a price of $3.25 per share. The technical service fee for the year ended January 31, 1995 was $50,635.

    The Company also entered into a cane swap agreement with Patout whereby some shippers of sugarcane to Patout would deliver their cane to Sterling Sugars, Inc. ("Sterling") because of their proximity to Sterling's factory. The agreement was reciprocal for some shippers normally having their cane processed by Sterling. The net effect of this cane swap agreement was that Sterling ground an additional 27,420 tons of cane. The reimbursement due Patout at January 31, 1995 for payments made by them to shippers under this agreement was $88,458.

Other Information:

     Persons who are directors or executive officers of the Company, and persons who beneficially own more than 10% of the Company's common stock, are required to file with the Securities and Exchange Commission periodic reports of changes in their ownership of the Company's stock. Based solely on a review of the forms furnished to the Company pursuant to the rules of the Securities and Exchange Commission, such persons complied with the filing requirements during the last three fiscal years of the Company except Mr. Patout Burns, Jr. was late in filing Form 3, Hellenic, Inc. was late filing one report covering one transaction, M. A. Patout & Son, Ltd. was late filing two reports covering two transactions and Mr. Caillier was late filing one report covering one transaction.

     The Company has no standing nominating or compensation committees or committees performing similar functions. The Company's Audit and Ethics committee is empowered to engage and evaluate the performance of the Company's public accountants and review year-end and other financial statements when appropriate. The committee, which consists of Messrs. Browne, Bauer, Roig, Jr. and Foster, met once during fiscal 1995.

     Four meetings of the Board of Directors were held during the last fiscal year. All directors attended at least 75% of the meetings of the Board of Directors.

                                   ACCOUNTANTS

     It is anticipated that LeGlue & Company will be asked to serve as the Company's independent public accountants for the fiscal year ending January 31, 1996. A representative of LeGlue & Company is expected to be present at the annual meeting and to be available to respond to appropriate questions. He will have the opportunity to make a statement if he desires.

                                  OTHER MATTERS

     The matters to be acted upon at the Annual Meeting of Stockholders are set forth in the accompanying Notice. The Board knows of no other business to come before the meeting, but if other matters requiring a vote are properly presented to the meeting or any adjournments thereof, proxy holders will vote, or abstain from voting thereon in accordance with their best judgement.

                                   By Order of the Board of Directors


                                   /s/ Carl W. Bauer

                                   Carl W. Bauer
                                   Secretary

STERLING SUGARS, INC.                PROXY

(Solicited by the Board of Directors)
The undersigned hereby appoints John R. Browne, Murphy J. Foster, Jr. and J. Adalberto Roig, Jr. and each of them, proxies with full power of substituion, to represent and vote all shares of Common Stock of Sterling Sugars, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana on Thursday, May 18, 1995 at 10:00 a.m. and at any adjournment thereof (1) as hereinafter specified upon the election of directors and (2) in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

  A VOTE FOR THE FOLLOWING NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS Election of Directors:
For all nominees listed below (Except as indicated to the contrary below) /__/
Withhold authority to vote for all nominees listed below                  /__/

  Carl W. Bauer, John R. Browne, J. Patout Burns, Murphy J. Foster, Jr., Peter V. Guarisco, Victor Guarisco II, Charles E. Nelson, J. Adalberto Roig, Jr. and Rivers Patout

INSTRUCTION:
(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
______________________________________________________________________________
All as set forth in the Notice and Proxy Statement for the meeting, receipt of which is acknowledged
               CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

When properly executed and returned, this proxy will be voted in the manner specified. If no manner is specified, the shares represented hereby will be voted for election of the nominees named on the reverse hereof.

                                      DATE____________________________,1995


                                      _____________________________________
                                        SIGNATURE OF HOLDER

                                      NOTE: Please sign as your name appears
                                      hereon. When signed as attorney-in-fact executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

 PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES